Exhibit 10.2
AMENDMENT TO
STOCK PURCHASE AGREEMENT
     This Amendment to Stock Purchase Agreement (“Amendment”) is made as of November 16, 2009, by and between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation and registered bank holding company (“Seller”), and ROYAL ASIAN BANCSHARES, INC., a Pennsylvania business corporation (“Buyer”).
BACKGROUND:
     1. Seller and Buyer heretofore entered into a Stock Purchase Agreement on September 24, 2009 (“Agreement”). Capitalized terms and phrases used in this Amendment and not otherwise defined herein shall have the same meanings as set forth in the Agreement.
     2. Section 2.1 of the Agreement provides that the Purchase Price to be paid by Buyer to Seller at the Closing shall be $15,217,988.00. Seller and Buyer desire to amend the Purchase Price to an amount equal to the greater of: (i) the amount of shareholders’ equity of RAB, determined in accordance with GAAP as of the end of the calendar month immediately preceding the month in which the Closing Date occurs, plus one million dollars ($1,000,000.00); or (ii) fifteen million dollars ($15,000,000.00).
     3. Section 6.1 of the Agreement requires that, as promptly as practicable, but not later than October 24, 2009, Buyer will make all filings with Governmental Entities required by applicable Legal Requirements to consummate the Contemplated Transactions. Buyer, by and through its legal counsel, has been in contact with all of the Governmental Entities required by applicable Legal Requirements to consummate the Contemplated Transactions, and is currently completing the necessary regulatory applications based on the information and guidance it has received from the regulatory authorities through these communications. Seller and Buyer desire to amend the Agreement to provide that all filings with Governmental Entities required by applicable Legal Requirements to consummate the Contemplated Transactions be made by December 10, 2009.
     4. Section 7.3(i) of the Agreement requires Buyer to have received at least $10.0 million in net proceeds in the Buyer Private Placement by November 15, 2009. Buyer has advised Seller that, despite its diligent efforts in conducting the Private Placement, Buyer will not have received at least $10.0 million in net proceeds in the Buyer Private Placement by November 16, 2009, but expects to receive net proceeds in an amount at least equal to the Purchase Price by December 15, 2009. Seller and Buyer desire to amend the relevant portions of the Agreement to waive the requirement that Buyer have received at least $10.0 million in net proceeds in the Buyer Private Placement by November 15, 2009 and instead provide that Buyer is required to have received net proceeds in an amount at least equal to the Purchase Price by December 15, 2009.
     5. Seller and Buyer desire to amend the Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree to amend the Agreement as follows:
     1. The provisions of the above Background section are incorporated herein by reference and made an integral part hereof.
     2. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:
     “2.1. Purchase and Sale of Shares; Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing (as such term is hereinafter defined in Section 2.2), Seller will sell and transfer all of the Shares to Buyer, and Buyer will purchase the Shares from Seller for an aggregate purchase price (the “Purchase Price”) equal to the greater of: (i) RAB’s total shareholders’ equity, determined in accordance with GAAP as of the end of the calendar month immediately preceding the month in which the Closing Date occurs, plus one million dollars ($1,000,000.00); or (ii) fifteen million dollars ($15,000,000.00), to be paid in immediately available funds by wire transfer at Closing. By way of clarification, no consideration shall be payable for any shares of Common Stock owned by Shin at the Closing Date, which shares of Common Stock, shall remain issued and outstanding after the Closing Date and which shares of Common Stock shall not be deemed to be part of or included in the Contemplated Transactions.”
     3. Section 2.3(b)(i) of the Agreement is hereby amended to read in its entirety as follows:
     “(i) the Purchase Price (including amounts payable to Seller pursuant to the Escrow Agreement) in immediately available funds by wire transfer to an account specified by Seller:”
     4. The first sentence of Section 6.1 of the Agreement is hereby amended to read in its entirety as follows:
“As promptly as practicable, but in no event later than December 10, 2009, Buyer will make all filings with Governmental Entities required by applicable Legal Requirements to consummate the Contemplated Transactions.”
     5. Section 7.3 of the Agreement is hereby amended to read in its entirety as follows:
     “7.3. Buyer Private Placement. Buyer shall have, on or prior to December 15, 2009, received net proceeds in the Buyer Private Placement for the purpose of acquiring the Shares on the Closing Date in the amount of the total Purchase Price (which receipt shall be evidenced by signed irrevocable subscription agreements delivered to Seller and the deposit of immediately available funds in such amount and for such purpose in an account or accounts certified by the Chief Executive Officer of Buyer, together with such additional documents as may be reasonably requested by Seller to evidence such receipt).”

     6. Section 10.1(e) of the Agreement is hereby amended to read in its entirety as follows:
     “(e) by either Buyer of Seller on or after March 31, 2010, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before such date, or such later date as the parties may agree;”
     7. Section 10.1(f) of the Agreement is hereby deleted in its entirety and is replaced with the following:
     “(f) [INTENTIONALLY OMITTED]”
     8. Section 10.1(g) of the Agreement is hereby amended to read in its entirety as follows:
     “(g) by Seller on or after December 16, 2009, if Seller does not receive from Buyer evidence satisfactory to Seller of the satisfaction of the condition set forth in Section 7.3 (which satisfactory evidence shall include (1) signed irrevocable subscription agreements for at least the amount set forth in Section 7.3 of this Agreement and (2) the deposit of immediately available funds in an amount at least equal to the amount set forth in Section 7.3 of this Agreement certified by the Chief Executive Officer of Buyer) on or before December 15, 2009 (or such later date as may be determined in Seller’s sole discretion).”
     9. The last sentence of Section 10.2(a) is hereby amended to read in its entirety as follows:
     “For the avoidance of doubt, the fact that the obligation of Buyer to receive net proceeds in the Buyer Private Placement in the amount referenced in Section 7.3 may be deemed to be a mutual condition precedent to the Closing shall in no way affect Seller’s right to terminate this Agreement pursuant to Section 10.1(g).”
     10. Section 10.2(b) of the Agreement is hereby amended to read in its entirety as follows:
     “(a) Notwithstanding anything contained herein to the contrary, Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller, $250,000.00 in cash (the “Buyer Termination Fee”) held pursuant to the Escrow Agreement on or before the fifth (5th) Business Day after the date of termination if this Agreement is terminated (i) by Seller pursuant to Section 10.1(b) as a result of a breach by Buyer of any representation, warranty or obligation of Buyer or (ii) by Seller pursuant to Section 10.1(g). By way of clarification, if the Agreement is terminated under Section 10.1(a) after December 15, 2009 and Buyer shall not have satisfied the condition set forth in Section 7.3 by December 15, 2009, the Buyer Termination Fee shall be payable to Seller.

The parties acknowledge and agree that the Buyer Termination Fee shall be payable directly to Seller pursuant to the Escrow Agreement.”
     11. Except as supplemented or amended by this Amendment, the Agreement is in all respects ratified and confirmed, and the Agreement and this Amendment shall be read, taken and construed as one and the same instrument. All of the rights, remedies, terms, conditions, covenants and agreements of the Agreement as supplemented and amended hereby shall apply and remain in full force and effect. In the event of any conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall prevail.
     12. This Amendment shall be governed by and construed in accordance with laws of the Commonwealth of Pennsylvania.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Stock Purchase Agreement as of the date first written above.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
By:
	Name:	James J. McSwiggan
	Title:	President and Chief Operating Officer

ROYAL ASIAN BANCSHARES, INC.
By:
	Name:	Edward E. Shin
	Title:	President and Chief Executive Officer

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